Exhibit 23.6

[LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]

September 25, 2026

Deutsche Bank AG

Taunusanlage 12

60325 Frankfurt am Main

Germany

Ladies and Gentlemen:

We have acted as special United States tax counsel for Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated March 28, 2024, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its senior debt securities (Senior Notes, Series A), senior debt funding securities (Senior Debt Funding Notes, Series E) and eligible liabilities senior debt securities (Eligible Liabilities Senior Notes, Series D), each described in the prospectus dated April 26, 2024 (the “Notes”).

We hereby consent to any reference to us, in our capacity as special United States tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Notes prepared and filed by the Bank with the Securities and Exchange Commission on this date or a future date. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Frank, Harris, Shriver & Jacobson LLP

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